UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0347963
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210	19312
Berwyn, Pennsylvania	(Zip Code)
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [ x ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Explanatory Note

Triumph Group, Inc. (the “Company”) is filing this Amendment No. 1 on Form 8-A/A to its Registration Statement on Form 8-A filed March 13, 2019 solely for the purpose of reporting that as a result of the adoption of an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, which Amendment was approved by the Company’s stockholders on July 18, 2019, in accordance with the terms of the Tax Benefits Preservation Plan (the “Plan”), dated March 13, 2019, between the Company and Computershare Trust Company, N.A., as rights agent, entitlements related to Rights (as defined below) under the Plan have automatically converted from units of common stock of the Company into fractional units of Series B Junior Participating Preferred Stock of the Company. This Amendment No. 1 does not otherwise revise the March 13, 2019 Form 8-A in any way.

Item 1. Description of Registrant’s Securities to be Registered.

As previously reported, on March 13, 2019, the Company entered into the Plan, and the Board of Directors of the Company declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company, to stockholders of record at the close of business on March 25, 2019.
At the annual meeting of shareholders of the Company held on July 18, 2019, the shareholders of the Company approved the Amendment, in order to permit the issuance of shares of preferred stock in connection with a plan intended to help avoid the imposition of certain limitations on the Company’s ability to fully use certain tax attributes, including, without limitation, the Plan. The Amendment became effective upon execution and filing with the Secretary of State of the State of Delaware on August 5, 2019.
Effective immediately upon the effectiveness of the Amendment, each Right previously entitling the registered holder to purchase from the Company a unit consisting of one share of common stock, par value $0.001 per share, of the Company automatically converted into a Right entitling the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.01 per share.

Item 2. Exhibits.

Exhibit No.	Description
3.1
Certificate of Amendment to Amended and Restated Certificate of Incorporation of Triumph Group, Inc. as amended on August 5 2019 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K/A filed with the Commission on August 5, 2019 amending the Form 8-K filed on March 13, 2019).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2019			TRIUMPH GROUP, INC.
	By:	/s/	Jennifer H. Allen
Jennifer H. Allen
Senior Vice President, General Counsel and Secretary